Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark Monaco
Chief Financial Officer
(212) 802-7200

iPAYMENT HIRES PHIL RAGONA AS SENIOR VICE PRESIDENT AND

GENERAL COUNSEL

NEW YORK – (Mar. 29, 2012) – iPayment, Inc. today announced the hiring of Philip J. Ragona as Senior Vice President and General Counsel, effective April 16, 2012. Mr. Ragona brings a distinguished 20-year legal career to iPayment. Since 2002, he has served as Senior Vice President, General Counsel and Secretary of Atrium Corporation, the largest manufacturer of residential vinyl and aluminum windows and patio doors in North America. At Atrium, Mr. Ragona’s responsibilities included leading the company’s legal, risk management, and environmental, health and safety functions. From 1995 to 2002, Mr. Ragona was with the law firm of Paul, Hastings, Janofsky & Walker LLP in New York, with a focus on the firm’s litigation, securities and mergers and acquisitions practices. He began his legal career in 1992 at Cahill, Gordon & Reindel LLP in New York, where he focused on securities and commercial litigation. Mr. Ragona received his JD degree from Columbia University School of Law and his BA degree from the University of California, Los Angeles.

Carl Grimstad, Chairman and Chief Executive Officer of iPayment, commented, “We welcome Phil Ragona to iPayment and are pleased to be adding an executive with his qualifications and expertise to our management team. Phil brings a unique skill set to iPayment, having broad experience in corporate law, capital markets and mergers and acquisitions. We look forward to working with Phil and expect that he will contribute meaningfully to iPayment’s long-term growth.”

About iPayment

iPayment provides credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs. iPayment provides services to approximately 132,000 merchants throughout the United States.

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